Exhibit 4.12

Investment & Cooperation Agreement

Party A: Administrative Committee of Nanjing Xuzhuang Software Industry Base

Management Committee

Nanjing Xuanwu District Investment & Management of State-owned Assets

Holding (Group) Co., Ltd.

Party B: Jiangsu Vimicro Electronics Corporation

With a view to further stepping up the building of Xuzhuang Software Industrial Base and promoting the development of Vimicro’s Nanjing Project (the “Project”), having made consultations in line with the principle of mutual benefit, Party A and Party B agree as follows with regard to the relevant land use right transfer, investment and construction.

I. Project Cooperation

1. Party B shall make investment in Xuzhuang Base at an amount of more than 264 million RMB yuan, mainly for the building of IC research, development, design and industrialized base.

2. Party A shall assist Party B in obtaining government approvals for the Project and going through the relevant land use and planning formalities.

II. Land Use Right Transfer

3. The Project land is in the R&D Zone V of Xuzhuang Base, With regard to the land for the Project, the work of land requisition, removal and municipal infrastructure construction has been completed, and Nanjing Xuanwu District Investment & Management of

State-owned Assets Holding (Group) Co., Ltd., a member of Party A, has obtained a state-owned land use right. For government approvals for the relevant land requisition, planning and land user granting, see the Appendix 1.

4. Party A shall be responsible for providing Party B with land for construction of 120 mu (State-owned Land Use Right Certificate Area) in the R&D Zone V of Xuzhuang Base, of which the red lines shall be determined by the Municipal Planning Administration. The area of the land for construction (parcel of land) shall be subject to possible adjustment based on field survey by the authorities for state-owned land administration.

Party A agrees to transfer the use right of the abovementioned land to Party B. The total price for such transfer is total 39.60 million RMB yuan (330,000 RMByuan/mu; including charge for land use right, removal, municipal infrastructure construction etc and price for transfer of cultivated land in the condition of “seven accesses and site leveling”). The exact area of the land for construction namely State-owned Land Use Right Certificate Area shall be subject to possible adjustment based on field survey by the authorities for land administration, and the price paid hereunder shall be subject to possible adjustment accordingly. Party A and Party B shall go through jointly related formalities and obtained State-owned Land Use Right Certificate by Party B, the related expenses generated shall undertake by both parties respectively.

5. Terms of payment

(1) Party B shall pay Party A 14.40 million RMB yuan, as part of the price for the land use right transfer, within 15 working days after they have duly entered into this Agreement;

(2) Party A shall deliver the land for the Project within 10 working days after Party B has obtained a Land Use Planning License for the land of the Project; and Party B shall pay Party A 7.20 million RMB yuan, as part of the price for the land use right transfer, within 30 working days after the delivery of the land of the Project;

(3) Party B shall pay Party A 7.20 million RMB yuan, as part of the price for the land use right transfer, within 30 days after Party B has obtained the State-owned Land Use Right Certificate; and

(4) The remaining price for the land use right transfer, in an amount of 10.80 million RMB yuan, shall be paid in the form of the local tax to Xuanwu District by Party B under Article 6 hereof or the government subsidies as may be obtained by Party B, in the period from 2010 to 2017. The balance as may exist after such set-off shall be paid by Party B in cash. Party A confirms that upon the full payment of tax in the amount of 10.80 million RMB yuan or off-set by government subsidies, Party B shall have no obligation to further pay such 10.80 million RMB yuan to Party A or any third party.

III. Tax

6. Party B shall pay tax in Xuanwu District as follows.

Years	Local taxes paid to Xuanwu District (RMB yuan)
2010	300,000
2011	500,000
2012	1,000,000
2013	1,500,000
2014	1,500,000
2015	2,000,000
2016	2,000,000
2017	2,000,000
Total	10,800,000

Note: During the period from 2010 to 2017, the local portions of tax to be retained by Xuanwu District is totally ten million eight hundred thousand RMB yuan.

In the case where the state, Jiangsu Province or Nanjing Municipality adjusts their preferential tax policies towards hi-tech enterprises in software or IC industry, Party B shall pay tax according to the adjusted policies, and the foregoing schedule shall be adjusted accordingly, and the remaining price for the land use right transfer at the amount of 10.80 million RMB yuan shall be paid off in cash within eight years running from the year for which Party B shall begin to pay tax.

IV. Term of Land Use Right

7. Party A shall transfer the land use right to Party B according to this Agreement. The term of use right of the land for the Project is from December 21, 2006 to December 20, 2056, after which, the land use right shall be handled in accordance with the then current relevant laws and regulations.

V. Delivery Conditions

8. When delivering, the land for the Project shall be in the condition of “seven accesses and site leveling” (“Seven accesses” refers to the neighboring municipal roads, power supply, water supply, communication, gas supply, discharge of rainwater and discharge of sewage; “site leveling” means the state of being level and smooth, reaching the planning elevation and removal standard) which requires that -

(1) the pipes for water and gas supply and for discharge of rainwater and sewage shall be laid next to the red lines of the municipal roads neighboring the land for the Project;

and

(2) the power lines shall be laid next to the red lines of the municipal roads neighboring the land for the Project; Party B shall, in the light of their actual need for power supply, apply to the authorities for power supply for laying power lines and pay the relevant expenses; and

(3) the communication lines shall be laid next to the red lines of the municipal roads neighboring the land for the Project; Party B shall choose the carrier and bear the relevant expenses; and

(4) In the case where during its construction Party B needs any temporary access to power, water, communication and so on, Party A shall give necessary assistance, and Party B shall bear all expenses therefor.

VI. Schedule Arrangement

9. After Party B going through all administrative approval formalities for State-owned Land Use Right Certificate ( the formalities to going through shall be provided by Party A, see Appendix 2) Party A shall be responsible for completing the formalities for the land use right transfer (including obtaining approval of the authorities for land administration and acquiring the State-owned Land Use Right Certificate under Party B’s name) within three months after the date of signing this Agreement.

10. Party B may commence its construction after it has obtained the Land Use Planning License and paid the price (total 21.6 million RMB yuan) for the land use right transfer as required herein. Party B shall, according to the requirements for the Project and the Base and Zone planning, complete its construction project and put it to use in a timely manner.

11. Each party hereto shall designate a coordinator for the Project and notify to the other party in time.

VII. Confidentiality

12. Without prior written consent of the other party, neither party hereto may disclose any clause of this Agreement to any third party. Any party who violates this provision shall be liable for compensation.

VIII. Miscellaneous

13. Upon the date of signing this Agreement by both parties, Party B shall handle the required approval formalities in an active manner; Party A shall be cooperative in the work of going through formalities for land use and for approval of planning for the Project.

14. In the case where either party fails to complete the obligations under this Agreement due to any unpreventable, irresistible, unpredictable, out of control events (“Force Majeure”), the suffering party shall notify in writing promptly to the other party, and provide the details and related documents within 30 days to state the reason and possible duration of the Force Majeure. The suffering party should take any reasonable actions to relieve the impact and perform this Agreement as soon as possible. If Force Majeure and its impact continues after 120 days, then either party shall be entitle to terminate this Agreement after notify in writing to the other party.

15. Any dispute arising from the performance of this Agreement shall be settled by the parties through amicable negotiation, failing which either party may submit the dispute to Nanjing Arbitration Commission for arbitration according to its then current arbitration rules. The arbitration award shall be legally binding upon both parties.

16. The two members of Party A shall be jointly liable for Party A’s obligations hereunder.

17. If Party A doesn’t accomplish land use right transfer according to provisions of this Agreement, Party A should pay 0.03% of total paid price by Party B as compensation every delayed day. Party B shall be entitled to terminate this Agreement and require Party A to return paid price and pay Party B 10% of total paid price as compensation, if breach of faith continues 2 months after the date fixed by both parties.

18. Party B should pay 0.03% of total due unpaid price to Party A as compensation every delayed day if Party B doesn’t pay in time accordingly. Party A shall be entitled to terminate this Agreement and return paid price by Party B (not including Party B’s investment prophase) if breach of Agreement continues 2 months or longer after the date fixed by both parties.

19. This Agreement is made in duplicate, with each party holding two counterparts. This Agreement shall become effective upon being signed and sealed by the legal representatives (or authorized representatives) of both parties.

Party A (seal):	Party B (seal):

Signatory:	Signatory:

Appendix 1

Nanjing Municipal Development and Reform Committee

Ning Fa Gai Tou Zi Zi [2006] No. 122

Reply from the Nanjing Municipal Development and Reform Committee on approval of the project of Xuzhuang Software Industry Zhongruan Software Research Centre

To Xuanwu Development and Reform Committee:

Your Letter, Xuan Fa Gai Zi [2006] No.20, has been duly received. According to the No.23 mayor meeting notes of the municipal government in 2005, we agree to the establishment of project of Xuzhuang Software Industry Zhongruan Software Research Centre in order to accelerate the construction of Xuzhuang software industry base.

The total construction area of the project is 161,000 square meters with a planning investment of approximately 480,000,000 RMB which should be raised by Nanjing Xuanwu District Investment & Management of State-owned Assets Holding Group Co., Ltd.

The procedure of planning scheme, land expropriation and environment impact assessment shall be implemented as soon as this reply has been received.

March 7th 2006

Key words: Urban and Rural Construction, Project, Establishment of Project, Approval

Carbon copy to: Urban Planning Bureau, Land Resources Bureau, Statistics Bureau, Audit Bureau

Nanjing Municipal Development and Reform committee

Printed on March 7th 2006 Copies: 12

Jun 8th 2006

State-owned Land Use Right Grant Contract

Ning Guo Tu Zi Rang He [2006] No.300

Chapter 1 General Provisions

Article 1 This State-owned Land Use Right Grant Contract is entered into by and between the following two parties:

Grantor: The Bureau of Land Resource of Nanjing

Grantee: Nanjing Xuanwu District Investment & Management of State-owned Assets Holding Group Co., Ltd.

In accordance with «The Law of Land Administration of the PRC», «The Law of the PRC on Urban Real Estate Administration», «The Contract Law of the PRC» and other relevant laws, decrees, regulations promulgated by the State and local governments, both parties hereby enter into this contract based on the principles of freewill, good faith and with consideration.

Article 2 As authorized under the laws of the PRC, the grantor grants land use right in accordance with this contract. The ownership of the granted land is vested in the PRC. The PRC Government has jurisdiction over the granted land as conferred by the Constitution and the PRC Laws, and other powers and rights exercisable by the State and as required for the public benefits and interests according to the PRC Laws. All underground resources, the hidden objects and municipal public service utilities shall not be included within the scope of the grant of land use right.

Chapter 2 Delivery of the Granted Land and Payment of Land Price

Article 3 The granted land is located in the Xuzhuang Software Park, Xuzhuang Village, Xuanwu District, Land No.02-009-062-003 with a total area of 235,229.3 square meters, Area of the Municipal works: 62,321.3 square meters; Area of the Land actually granted: 172,908 square meters. The location and four boundaries of the granted land are defined by the map shown in Appendix I (the «Reconnaissance of Border Map»).

Article 4 The purpose of the granted land: Industrial usage.

Article 5 The term of the grant of the Land Use Right in this contract is fifty (50) years commencing from Dec 21st, 2006.

Article 6 The land price per square meter for the granted land shall be RMB130, the total price shall be RMB 22,478,040.

The land price to be paid by grantee to the grantor as the consideration for the land use right of the granted land in accordance with this contract shall be the income of the land ownership of the government which does not include the land acquisition fee and other tax fees. The acquisition fee should be otherwise agreed by and between the grantee and the Administrative Committee of Nanjing Xuzhuang Industry Base.

Article 7 The land price for the granted land will be paid by the grantee to the grantor as of the date when both parties sign and stamp the company chop on the contract.

Chapter 3 Land Development, Construction and Use

Article 8 Any buildings that the grantee constructs thereon, within the confines of the granted land shall be in principle in conformity with the following requirements:

1. Nature of the main building: Industrial;

2. Nature of the auxiliary building: None;

3. Floor Area Ratio of Construction Covering: No more than 0.7;

4. Building Density: No greater than 25%;

5. Maximum height of building: None;

6. Other requirements: None.

The specific construction requirements are regulated in Appendix II (the «Letter of Construction Planning»).

Article 9 The land use area for the purpose of office and life relevant service shall not exceed 5% of the total land use area which equals to no more than 8,645.4 square meters. The grantee must not construct the non-production accessory facilities such as apartment buildings, expert building, hotel, guest house and training centre, etc.

Article 10 The grantee shall commence the construction before July 1st 2008. If the grantee cannot commence construction on time, the grantee shall obtain an approval from the Administrative Committee of Nanjing Xuzhuang Industry Base and submit an application for delay of construction commencement time to the grantor 30 days prior to the construction commencement date. However, the delay period shall be no longer than a year if the delay is caused by grantee.

Article 11 Grantee agrees to complete the construction by June 1st 2010. The construction shall also meet the acceptance standards. If the construction cannot be completed on time, the grantee shall obtain an approval from the Administrative Committee of Nanjing Xuzhuang Industry Base and submit an application for delay of construction completion to the grantor 30 days prior to the construction completion date. However, such delay period shall be no longer than a year if the delay is caused by grantee. The construction completion shall be extended accordingly if the construction commencement date has been delayed with the permission of grantor.

Article 12 Grantee agrees that the total fixed assets investment, which consists of the land obtaining fee, building construction fee, basic facilities fee and equipment fee, purchase and install fee for equipment, shall be no less than 480,000,000 RMB. The investment of unit area shall be no less than 1,860,000 RMB per Mu.

Article 13 When the grantee carries out constructions within the confines of the granted land, all engineering in relation to the connections of water, gas, drainage and other relevant facilities to the main pipelines, electricity transformer sub-station or import project outside the granted land, shall be done in accordance with the relevant regulations.

The grantee agrees that the pipes or pipelines to be laid by the government for public utilities may cross or pass through the granted land.

Article 14 Within 30 days of the delivery of the land, the grantee shall submit this contract, payment evidence of the land price and payment evidence of the land acquisition fee, which is issued by the Administrative Committee of the Developing District, to the grantor for land use right registration, and obtain the PRC State-owned Land Use Right Certificate.

Article 15 The grantee shall use the granted land in a reasonable manner. All of its activities conducted on the granted land shall not damage the surrounding environment or facilities. In the event that the activities of the grantee cause damages to the State or other parties, the grantee shall be liable for compensation.

Article 16 After the completion of the construction project, grantee shall submit an application for completion acceptance to grantor within 30 days. Grantor shall carry on its double checking process of completion acceptance according to the starting time, the completion time, the land developed standard and the investment intensity, etc. The procedure of the replacement of license could be executed as a result of the pass of acceptance, and not be executed as a result of the failure of acceptance.

Article 17 The government reserves the right to make adjustments to the urban planning of the granted land except that the grantee shall have the right to retain the existing buildings and structures. However, the converting, renovating, rebuilding of the construction and its accessory during the use time or application of renewing when the term is expired, must be executed according to the effective plan on the occasion.

Article 18 During the term of the grant, the grantor shall not revoke the granted land use right legally obtained by the grantee before the use right period is expired. In special situations when the public interests necessitate the returning of the granted land use right herein prior to the expiration of the term, the grantor shall proceed in accordance with the established legal procedures, and compensate the grantee for the value of the buildings or other facilities on the granted land and the prorate of the land price for the remaining term.

Article 19 If the granted land needs to be partially occupied as a result of urban construction need, grantee shall not reject. The one who occupies the land should compensate the grantee according to the regulations. The land grant fee shall not be returned.

Chapter 4 Transfer, Lease and Mortgage of the Land Use Right

Article 20 Upon the full payment of the land price in accordance with this contract, the obtaining of the PRC State-owned Land Use Right Certificate and therefore the granted land use right thereto, the grantee shall have the right to transfer, lease or mortgage the granted land use right herein, however, when transfer (including sale, exchange and dotation) the granted land use right the first time for its remaining term, such action shall meet the following requirements:

1. Grantee has developed and used the granted land according to the terms and conditions of this contract and the relevant regulations, and completed at least 25% of the total investment (excluding the land grant price).

2. Grantee has obtained the State-owned Land Use Right Certificate for at least 5 years.

3. Grantee has obtained the approval documents for the transfer of project and written opinion of the Administrative Committee of Nanjing Xuzhuang Industry Base.

Article 21 For the granted land use right in this contract to be transferred or mortgaged, written contract shall be executed by both parties to the transfer or mortgage of the granted land use right. For the granted land use right in this contract to be leased for more than six months, written contract shall be executed by both parties to the lease of the granted land. The contract for the transfer, lease or mortgage of the granted land use right, shall not violate the provisions of this contract, or relevant laws and regulations of the PRC.

Article 22 Upon the transfer of the granted land use right, the rights and obligations herein or specified in the related land use right registration documents shall transfer accordingly. On the completion of land use right transfer, the transferee shall have the land use right for the balance term after deducting the term used from the term specified in this contract. When the granted land use right herein has been leased, the rights and obligations herein or specified in the related land use right registration documents shall still be borne by the grantee.

Article 23 When the land use right of the granted land is transferred, leased or mortgaged, the buildings and other facilities erected thereon are transferred, leased or mortgaged accordingly. When transfer, lease or mortgage the buildings and other facilities on the granted land, the land use right of the granted land shall be transferred, leased or mortgaged accordingly.

Article 24 When transfer, lease or mortgage of the granted land use right takes place, the related parties to the transfer, lease or mortgage shall present this contract, the relevant transfer, lease or mortgage contract and the PRC State-owned Land Use Right Certificate to the grantor for an application of processing the relevant land use right changing registration

Article 25 The houses of office and life relevant service within the scope of the granted land area shall not be transferred, leased or mortgaged separately.

Chapter 5 Expiration of the Term

Article 26 Upon expiration of the term, the grantee may renew the term by submitting to the grantor a renewal application at least one year prior to the expiration of the term. The grantor shall approve such renewal application, except if due to public interests.

Upon the approval of the renewal application, the grantee shall complete the necessary procedures for the further granting of land use right for consideration, executing renewal contract of granting of State-owned land use right with the grantor, pay the land price as specified in the renewal contract.

Article 27 Upon the expiration of the term, if the grantee does not apply for renewal or its renewal application is not approved due to the reason as specified in article 27 of this contract, the grantee shall surrender the PRC State-owned Land Use Right Certificate, the grantor shall revoke the granted land use right on behalf of the PRC Government, and cancel the land use right registration in accordance with the laws and regulations of the PRC.

Article 28 Upon the expiration of the term, if the grantee does not apply for renewal of the granted land use right, buildings and other facilities erected thereon shall be taken back by the grantor on behalf of the PRC Government without any payment. The grantee shall maintain the regular usage function of the buildings and other facilities erected thereon and may not artificially destroy the buildings and other facilities. The grantor shall have the right to ask the grantee to move or remove the buildings and other facilities on the granted land which are in the absence of regular usage function.

Article 29 Upon the expiration of the term, if the renewal application of the grantee is not approved due to the reason as specified in article 27 of this contract, the grantor shall take back the granted land use right on behalf of the PRC Government without any payment and pay compensation to the grantee according the remaining value of the buildings and other facilities on the granted land.

Chapter 6 Force Majeure

Article 30 Should either of the parties to this contract be prevented from performing all or parts of its obligations under this contract due to the force majeure event, it does not constitute default. However, the prevented party shall make all reasonable efforts to minimize the effects of the force majeure event. Should the force majeure takes place after the delay of performance of either party, the party above shall still constitute default.

Article 31 The prevented party shall notify the other party in writing by letter, telegram, telex or facsimile within 72 hours after the occurrence of the force majeure event and, shall within 30 days after the occurrence of such event, provide a report on the reasons to prevent or delay full or partial performance of this contract.

Chapter 7 Default

Article 32 If the grantee fails to commence construction according to the scheduled date of commencing construction as specified in this contract, penalty in the amount of 1‰ daily of the land grant fee shall be imposed on the grantee for each day of delay. If the grantee fails to commence construction two years after the scheduled date of commencing construction herein, the grantor may take back the granted land use right without any compensation except for the delay caused by the force majeure or the behavior of the government.

Article 33 If the grantee fails to complete construction according to the scheduled date of completing construction as specified in this contract, penalty in the amount of 1‰ daily of the land grant fee shall be imposed on the grantee for each day of delay. If the grantee fails to complete construction one year after the scheduled date of completing construction herein, the grantor may take back the granted land use right without any compensation except for the delay caused by the force majeure or the behavior of the government.

Article 34 If the amount of investment of the grantee fails to meet the amount of 90% of the total investment specified in this contract, penalty in the amount of 1% of the land grant fee shall be imposed on the grantee for each reduces of 1% of the amount of investment of the grantee.

In the situation that the ratio of the land use area with facilities which are used for the company’s internal administrative office or life relevant service exceed the standards that specified in this contract, the penalty in the amount of 1% of the land grant fee shall be imposed on the grantee for each increase of 1%. The grantee shall remove the facilities by himself when the ratio of the land use area with facilities which are used for the company’s internal administrative office or life relevant service exceed the standards that specified in this contract by 5%.

Should the grantee constructs the non-production accessory facilities such as apartment buildings, expert building, hotel, guest house, training centre and so on within the scope of the granted land area, the facilities shall be removed by the grantee or revoke by the grantor with no compensation.

Chapter 8 Notices and Notifications

Article 35 Notices and communications which are specified in this contract shall deem to be effective when they are actually received despite of the forms of the notices and communications.

Article 36 Either party that changes its address, bank or account number shall notify the other party within 15 days after the changes have been made. The party that fails to notify the other party shall be liable for the loss as a result of the delay of notification.

Article 37 Grantor should answer the grantee’s question about the contract when they enter this contract.

Chapter 9 Governing Law and Dispute Resolution

Article 38 The formation of this contract, its validity, interpretation, execution and disputes resolution shall be governed by the laws of the PRC.

Article 39 Any dispute arising from or in connection with this contract shall be settled through friendly negotiations between the parties to this contract. In case no settlement can be reached through negotiations, either party may solve the problem according to clause one of this article.

Clause one: submit the matter to Nanjing Arbitration Commission

Clause two: submit the matter to the relevant Chinese Court

Article 40 Should the grantee refuse to pay the land grant fee without due reasons, the grantor shall have the right to request the people’s court for compulsory execution.

Chapter 10 Miscellaneous

Article 41 This contract shall become effective upon its signing by legal representatives or the authorized representatives and being affixed with the seals of both the grantor and the grantee.

The original version of this contract shall be made in 8 duplicates of which the grantor shall keep four, the grantee shall keep three and the Administrative Committee of Nanjing Xuzhuang Industry Base shall keep one.

Article 42 The Appendices, the «Reconnaissance of Border Map» and the «Letter of Construction Planning», to this contract shall form inseparable part of this contract; They possess the same legal effects as this contract.

Article 43 This contract and its appendices shall be made in 12 pages and the Chinese version shall prevail.

Article 44 This contract made and entered into on June 20th 2007 in Nanjing City, Jiangsu Province, PRC.

Article 45 Matters not covered in this contract, may be added there as an appendix upon being agreed by both parties. The appendix above shall be equally enforceable as this contract.

Article 46 Grantee, who has read and understands this contract, agrees to abide by the contract and perform it in a strict way.

The Grantor (Stamp):

Address:

Post code:

Legal Representative:

Authorized Representative:

The Grantee (Stamp):

Address:

Post code:

Legal Representative:

Authorized Representative:

   Design key points of the Construction Project Planning of Nanjing Planning Bureau (Others)

Record No.		Chengdong20060140JY01

Land Units		Nanjing Xuanwu District Investment & Management of State-owned Assets Holding Group Co., Ltd.		Contact person	Zhao Danmei

Project		Xuzhuang Software Industry Base Zhongruan Software Research Centre		Contact number	13952036139 85560672

Land Location		Xuzhuang Village, Xuanwu Lake Street, Xuanwu District (Xuanwu software park)		Land No.	01

Total Acreage		235,260 square meters	Construction land	172,970 square meters	Other grant land	62,290 square meters

Nature of the Planning Land			Level 1 industrial land
Planning Control Requirements	Control Index	Land No.	Land 1
		Floor Area Ratio of Construction Covering	≤ 0.7
		Building Density (%)	≤ 25
		Ratio of Green (%)	30
		Height of Building (m)	≤ 15
Centralized Green (ha)

Coefficient of Building Interval

Explanation of Control Index

1. Planning control index should be calculated according to construction land. Urban road and green (the part covered with diagonal lines in the illustration) of the acquisition land shall not be included into the calculation of the planning control index.

2. The planning construction height should be the distance from the land to the roof.

Traffic Organization	Planning design shall reasonably organize the traffic between the internal road and external land and avoid the interruption between people and cars or between different types of cars. The entrance and exit for the motor vehicles shall be constructed on the north planning road, not on the Xianlin Road from the south.

Requirements	The planning construction shall not locate in the planning control green line of north and west side. The distance between the planning construction and the planning control green line of south side should be more than 15 meters. The distance between the planning construction and the land border of east side should be more than 15 meters.

Building Interval	Meet relative regulation requirements.

Accessory

Car parking construction requirements: Every 100 square meters construction for motor vehicles parking shall have 0.6 parking place. Every 100 square meters construction for non-motor vehicles parking shall have 4 parking places. The way for parking the motor vehicles shall correspond with the way for parking the non-motor vehicles. The non-motor vehicles should be parked indoor.

Other relative facilities such as electric power, managing room, pollution water disposing facility and rubbish recycle shall be constructed together and planed at one time.

	others	Office facilities and relative accessory facilities shall be constructed within the scope of the planning red line. The type pf the construction project shall meet the requirements of the «Technique Regulation of Urban Planning and Management of Jiangsu Province». The type of the construction project must not be dwelling house, business or entertainment. The ration of the office, service and accessory facilities must not exceed 15% of the total construction area.

Planning Requirements

1.      The planning land locates in Xuzhuang developing area which faces Zijin Mountain and Ring Road. The south side of the planning land is Xianlin Road which is the main entrance road of Xianlin new urban district; the north side of the planning land is the land for Jiangsu software incubator research centre and public service facilities; the east side of the planning land is the land reserved for entertainment planning. The planning design shall fully research the location the features of the environment around the land and notice the coordination between the whole spaces and Zijin Mountain. The organization of the view of Xianlin Road and the No.5 elevation space shall also be handled appropriately.

2.      The total style of the construction, the choice of the color and the main material of the outdoor wall need to be confirmed in the planning design. The style of the construction should be modern and terseness and create abundant space quality for construction research under the condition that it meets the basic functions.

3.      Requirement for the control of the construction color

The planning land locates in Xuzhuang Software Industry Base in Xianlin new urban district, with Xianlin Road on its south side and Zijin Mountain and urban Ring Road on its west side. The construction color shall be controlled, with consideration to the surrounding environment, road color control panel and the function of the construction, by the requirements of V land level three control according to «Xianlin new urban district construction color control planning guidance» (see appendix for details: guidance for V land) . With consideration to the giant size of the land, the construction panel shall be divided into colors unit according to the design of the construction color in order to avoid the single color. The color unit shall be divided with consideration of the road and surrounding environment. The acreage of each unit color shall not exceed 2 Ha.

Correlation Requirements	☐ Traffic organization special analysis is necessary for planning design

☐ Environmental impact analysis is necessary for planning design
☐ Sunlight analysis is necessary for planning design
■ At least three schemes need to be provided for the program which is necessary for planning design
☐ At least schemes from at least design companies is necessary for planning design
■ Planning design needs to be chosen by expert consultation committee of Nanjing planning committee
☐ Area analysis drawing is necessary for planning design
☐ Publicity is necessary for planning design

Advices on the following issues is necessary for planning design: ■ fire protection, ☐ Air defense, ☐ Traffic, ☐ Education, ☐ Cultural relic, ■ Environment protection, ☐ Sanitation, ☐ Security, ☐ Water resources, ☐ Aviation, ☐ Electricity, ☐ Communication, ☐ Others

Valid period of this planning design key issues is 12 months since its date of issue

Notes

1.      Basic requirements for the map and documents need to be approved

1)      General plane drawing for the planning(1:1000)

2)      Plane, elevation and profile drawing of the main buildings(1:100-1:200)

3)      Planning drawing of traffic stream organizing

4)      Overall elevation drawing of the planning road along the south and west side

5)      Planning drawing of virescence

6)      Drawings or model of the design intention

7)      Manual of planning design

2.      Appendix: «Xianlin new urban district construction color control planning guidance» V land guidance.

Ning Xuan Guo Yong (2007) No.01026

Land User	Jiangsu Software Industry Co., Ltd.

Location	Xuzhuang, Xuanwu District

Land No.	02009075001	Map No.

Land Usage Purposes	Industrial	Acquisition Fee

Type of Land Use Right	Grant	Date of Expiration		Dec 20th 2056

Area of the Land Use Right	145,764.3 square meters	Which	Sole Possessed Area	145,764.3 square meters

			Shared Public Area	0.0 square meters

In accordance with “Constitution of the PRC”, “The Law of Land Administration of the PRC”, “The Law of the PRC on Urban Real Estate Administration” and other relevant laws, decrees, regulations, in the purpose of protecting the right of the land user, the land user has been granted the certificate of the land use right.

The People’s Government of Nanjing (Stamp)

Jan 31st 2007

Ning Xuan Guo Yong (2006) No.10666

Land User	Jiangsu Xiansheng Medicine Co., Ltd.

Location	Xuzhuang, Xuanwu District

Land No.	02009072001	Map No.

Land Usage Purposes	Research, Design	Acquisition Fee

Type of Land Use Right	Grant	Date of Expiration		May 8th 2056

Area of the Land Use Right	66,728.9 square meters	Which	Sole Possessed Area	66,728.9 square meters

			Shared Public Area	0.0 square meters

In accordance with “Constitution of the PRC”, “The Law of Land Administration of the PRC”, “The Law of the PRC on Urban Real Estate Administration” and other relevant laws, decrees, regulations, in the purpose of protecting the right of the land user, the land user has been granted the certificate of the land use right.

The People’s Government of Nanjing (Stamp)

Sep 12th 2006

Appendix 2

Formalities to Go Through (Preliminary)

1.	To establish a real estate project operating company (signatory).

Department in charge: Nanjing Municipal Administration of Industry and Commerce;

2.	To execute the formal investment agreement;

3.	Put-on records registration.

Department in charge: Nanjing Municipal Development and Reform Commission;

4.	To obtain the Planning Land Use Permit.

Department in charge: Nanjing Municipal City Planning Bureau;

5.	To obtain the external conditions and design elements for the project.

Department in charge: Nanjing Municipal City Planning Bureau;

6.	To submit the layout design (not less than 3 sets) for experts’ review.

Department in charge: Nanjing Municipal City Planning Bureau;

7.	To submit the architectural design for approval of Nanjing Municipal City Planning Bureau, which is necessary to apply for the State-owned Land Use Permit;

Department in charge: Nanjing Municipal City Planning Bureau;

8.	To go though the procedure for transfer of rights to state-owned land.

Department in charge: Nanjing Municipal Housing Land and Resource Administration Bureau;

9.	To obtain the Certificate for Use of State-owned Land (“Land Certificate”).

Department in charge: Nanjing Municipal Housing Land and Resource Administration Bureau;

10.	To submit the architectural design.

Department in charge: People’s Air Defense Office and the Fire Bureau of Nanjing;

11.	To submit the construction design documents.

Department in charge: Nanjing Municipal Planning Bureau and the Design Drawing Examination Centre of Nanjing;

12.	To pay the regulatory fees for air defense, fundamental facilities, new type materials, termite prevention and bulk cement;

13.	To obtain the Building Planning Permit issued by Nanjing Municipal City Planning Bureau and the Construction Permit issued by Nanjing Municipal Construction Committee;

14.	To apply for the examination and acceptance of the construction project.

Department in charge: Construction Quality Supervision Station of Nanjing; and

15	To obtain the Certificate of House Property Ownership issued by Nanjing Municipal Housing Land and Resource Administration Bureau.